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                                                                       EXHIBIT 5


                       COWDEN, HUMPHREY & SARLSON CO., LPA
                               1414 TERMINAL TOWER
                                50 PUBLIC SQUARE
                              CLEVELAND, OHIO 44113
                                 (216) 241-2880
                            (216) 241-2881 facsimile


                                   May 8, 2000



Advanced Lighting Technologies, Inc.
32000 Aurora Road
Solon, OH   44139

         Re: Form S-8 Registration Statement for Amended and Restated Advanced Lighting Technologies, Inc. 1998 Incentive Award Plan

Gentlemen:

         We have acted as counsel for Advanced Lighting Technologies, Inc., an Ohio Corporation (the "Company") in connection with the proposed offer by the Company of up to 750,000 additional shares of the Company's Common Stock (the "Shares") pursuant to the Amended and Restated Advanced Lighting Technologies, Inc. 1998 Incentive Award Plan (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion.

         Based upon the foregoing, it is our opinion that the Shares, when issued or transferred and sold to participants in accordance with the Plan (and authorized forms of Award Agreements), will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to Registration Statement on Form S-8 filed by the Company to effect registration of the Shares issued and sold pursuant to the Plan under the Securities Act of 1933 and to the reference to us under the caption "Item 5. Interests of Named Experts and Counsel" in Registration Statement on Form S-8 (Registration No. 333-45689) which is incorporated by reference into such Registration Statement.


                                Very truly yours,


                            COWDEN, HUMPHREY & SARLSON CO., L.P.A.